Contacts:
Community Central Bank Corp. - Ray Colonius, CFO - P:586 783-4370
Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES STOCK REPURCHASE PROGRAM            For Immediate Release

            MOUNT CLEMENS, Mich., Nov. 20, 2002- Community Central Bank Corporation (NNM:CCBD) , the holding Corporation for Community Central Bank, announced its intention today to repurchase up to 5% of its outstanding shares in the open market or privately negotiated transactions. These shares will be purchased at prevailing market prices from time to time over a 12-month period, depending upon market conditions.

            David A. Widlak, Chairman of the Board and Chief Executive Officer of the Corporation, said the Board of Directors approved the repurchase program in view of the current price of the Corporation's common stock and the strong capital position of the Corporation.

            Mr. Widlak stated, "We believe that the repurchase of our shares represents an attractive investment opportunity that will benefit the Corporation and our shareholders."

            The repurchased shares will become treasury shares and will be used for general corporate purposes, he noted.

            As of September 30, 2002, the Corporation had 2,670,778 shares of common stock outstanding and total assets of $280 million. The Corporation's per-share book value was $8.26 at September 30, 2002. The Corporation's stock is traded on the Nasdaq National Market under the symbol "CCBD."

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, changes in interest rate and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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